UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SHENGDATECH, INC.

(Exact name of registrant as specified in its charter)

Nevada	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Youth Pioneer Park Tai-an Economic and Technological Development Zone Tai'an City, Shandong Province 271000 People's Republic of China (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.00001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: ______.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

Item 1.    Description of Registrant's Securities to be registered.

The following is a summary of the material terms of the registrant's common stock.  This summary is subject to and qualified in its entirety by the Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

All shares of common stock are equal to each other with respect to voting, liquidation and dividend rights.  Each outstanding share of common stock entitles the holder to one vote per share on all matters.  The Articles of Incorporation, as amended, does not permit cumulative voting for the election of directors, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose.  In that event, the holders of the remaining shares will not be able to elect any of the registrant's directors.  Stockholders do not have preemptive rights to purchase shares in any future issuance of the registrant's common stock.

The holders of shares of the registrant's common stock are entitled to dividends out of funds legally available when and as declared by the board of directors.  The board of directors does not anticipate declaring a dividend in the foreseeable future.  Should the registrant decide in the future to pay dividends, as a holding company, the registrant's ability to do so and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and other holdings and investments.  In addition, the registrant's operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of the registrant's liquidation, dissolution or winding up, holders of the common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of the common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of the registrant's common stock are issued, the relative interests of existing stockholders will be diluted.

Item 2.   Exhibits.

Exhibit Number	Description
1	Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 (SEC File No. 333-74670) filed on December 6, 2001.
2
Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on February 13, 2006 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 13, 2006).

3*	Certificate of Amendment and Restatement of Articles of Incorporation filed with Nevada Secretary of State on January 3, 2007.
4	Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2007)

*Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SHENGDATECH, INC.
Date: May 16, 2007	/s/ Xiangzhi Chen
Xiangzhi Chen
Chief Executive Officer